1 PDX\137046\258086\BSC\31948025.5 EIGHTH AMENDMENT TO LEASE (Adding Additional Premises and Partial Surrender) THIS EIGHTH AMENDMENT TO Lease (“Amendment”) is executed as of the ___ day of December, 2021, between G&I X NIMBUS CORPORATE CENTER LLC, a Delaware limited liability company (“Landlord”) and FORMFACTOR, INC., a Delaware corporation (“Tenant”). RECITALS A. Landlord (as successor-in-interest to Nimbus Center LLC, as successor in interest to OR-Nimbus Corporate Center, L.L.C., and, prior thereto, Spieker Properties, L.P., a California limited partnership) and Tenant (formerly known as Cascade Microtech, Inc.) are parties to that certain lease dated as of April 2, 1999 (the “Original Lease”), as amended by First Amendment dated as of January 10, 2007 (the “First Amendment”), Second Amendment to Lease dated as of February 25, 2013 (the “Second Amendment”), Third Amendment to Lease dated as of January 23, 2014 (the “Third Amendment”), Fourth Amendment to Lease dated as of March 31, 2014 (the “Fourth Amendment”), Fifth Amendment to Lease dated as of September 24, 2014 (the “Fifth Amendment”), Sixth Amendment to Lease dated as of July 8, 2015 (the “Sixth Amendment”), and Seventh Amendment to Lease dated as of June 5, 2018 (the “Seventh Amendment”) (the Original Lease, as amended by such amendments, being referred to hereinafter as the “Lease”) pursuant to which Tenant presently leases from Landlord the following premises: i. 58,817 rentable square feet of space (the “Building 6 Premises”) comprising all of the rentable area of the building located at 9100 SW Gemini Drive, Beaverton, Oregon, and commonly known as Nimbus Building 6 (“Building 6”), ii. 17,293 rentable square feet of space (the “Building 3 Premises”) in the building located at 9500 SW Gemini Drive, Beaverton, Oregon, and commonly known as Nimbus Building 3 (“Building 3”) (which Building 3 Premises is comprised of 12,173 RSF in Suite 9500 and 5,120 RSF in Suite l00A), iii. 14,348 rentable square feet of space (the “Building 9 Premises”) in the building located at 9203 SW Gemini Drive, Beaverton, Oregon, and commonly known as Nimbus Building 9 (“Building 9”) (which Building 9 Premises is comprised of 1,602 RSF in Suite 9203B, 3,634 RSF is Suite 9205, 6,799 RSF in Suite 9215 and 2,313 RSF in Suite 9225), and iv. 8,488 rentable square feet of space (the “Building 8 Premises”) in the building located at 9000 SW Gemini Drive, Beaverton, Oregon, and commonly known as Nimbus Building 8 (“Building 8”) (which Building 8 Premises is comprised of Suites 9090 and Suite 9040). The Building 6 Premises, the Building 3 Premises, the Building 9 Premises and the Building 8 Premises are referred to herein collectively as the “Premises” and constitute all of the space covered by the Lease as of the date of this Amendment. Building 6, Building 3, Building 9 and Building 8 are sometimes referred to individually in this Amendment as a “Building”. The parties agree that, for all purposes of the Lease, the total rentable square footage of the Lease is deemed to be 98,946 rentable square feet of space. All capitalized terms not otherwise defined herein shall have the meaning given them in the Lease. The present expiration date of the Lease with respect to the Premises is December 31, 2027. 142022

2 PDX\137046\258086\BSC\31948025.5 B. Landlord and Tenant presently desire to amend the Lease to (i) modify the termination date for the Building 3 Premises upon the terms set forth in this Amendment, (ii) expand the Premises to include additional space on the first (1st) floor of the building located at 9400 SW Gemini Drive, Beaverton, Oregon, and commonly known as Nimbus Building 4 (“Building 4”), (iii) modification of Base Rent payable under the Lease, (iv) modification of Tenant’s Proportionate Share of the Project, and (v) document certain other modifications to the Lease agreed to by Landlord and Tenant, all as more fully provided below. NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows: 1. Building 4 Premises. Commencing on the Building 4 Premises Commencement Date (as defined below), and ending on the Expiration Date (as defined in the Seventh Amendment), the space on the first (1st) floor of Building 4 shown outlined on the attached Exhibit A and known as Suite 9400 (the “Building 4 Premises”) shall be added to the Premises covered by the Lease. Commencing on the last to occur of the Building 4 Premises Commencement Date and the Surrender Date (as defined in Paragraph 3 below), and continuing until the Expiration Date, all references in the Lease and in this Amendment to (i) the “Premises” shall be deemed to refer to the Premises (less the Building 3 Premises) and the Building 4 Premises, collectively, and (ii) all references in the Lease to a “Building” shall be deemed to refer to Building 6, Building 9, Building 8 and Building 4. Landlord and Tenant hereby stipulate for all purposes of the Lease that the rentable square footage of the Building 4 Premises is deemed to be 19,552 rentable square feet and that, following the occurrence of both the Building 4 Premises Commencement Date and the Surrender Date, the rentable square footage of the Premises will be 101,205 rentable square feet. The "Building 4 Premises Commencement Date" shall mean the date which is the first to occur of the date on which: (i) Tenant commences business operations in the Building 4 Premises; and (ii) April 15, 2022. Landlord shall use commercially reasonable efforts to tender possession of the Building 4 Premises on the date two (2) business days following the date of this Amendment(the “Target Delivery Date”), but in no event later than January 15, 2022. Landlord acknowledges and agrees that delivery of the Building 4 Premises shall not constitute commencement of business operations unless and until the Building 4 Alterations (defined below) are substantially completed. If Landlord is unable to tender possession of the Building 4 Premises on the scheduled Target Delivery Date for any reason whatsoever, neither this Amendment nor the Lease shall be void or voidable, nor shall any such delay in delivery of possession of the Building 4 Premises operate to extend the Term with respect to the Building 4 Premises beyond the Expiration Date or amend Tenant's obligations hereunder or under the Lease. Upon either party's request after the Building 4 Premises Commencement Date, the parties shall execute a letter confirming the Building 4 Commencement Date. 2. Base Rent for Building 4 Premises. Notwithstanding anything to the contrary in the Lease, effective as of the Building 4 Premises Commencement Date, and continuing throughout the Expiration Date, the Base Rent for the Building 4 Premises (under Paragraph 6 of the Lease) and Tenant's obligation to pay Tenant's Proportionate Share of Operating Expenses for the Premises (under Paragraphs 6.B. and 7 of the Lease, with the definition of Project being as provided in Paragraph 4 of the First Amendment) shall be as set forth below, it being understood that the Base Rent rate for the Building 4 Premises reflects a weighted average of (i) per rentable square foot Base Rent for the first 17,293 rentable square feet of the Building 4 Premises equal to the scheduled Base Rent rate applicable to the Building 3 Premises for calendar years 2022 through 2027 as set forth in the Seventh Amendment, and (ii) per rentable square foot Base Rent for 2,259 rentable square feet of the Building

4 Premises equal to the current market Base Rent for new space in the Project as of the date of this Amendment for calendar year 2022 (which rate is $19.00 per rentable square foot per annum) and three percent (3%) annual escalations for each calendar year thereafter:

a. Building 4 Premises (19,552 RSF).

i. Base Rent.

Period	Annual Rate per RSF	Monthly Base Rent
*BPCD through 12/31/22	$16.13	$26,281.15
1/1/23 through 12/31/23	$16.62	$27,079.52
1/1/24 through 12/31/24	$17.12	$27,894.19
1/1/25 through 12/31/25	$17.63	$28,725.15
1/1/26 through 12/31/26	$18.16	$29,588.69
1/1/27 through 12/31/27	$18.70	$30,468.53

*For purposes of the above chart, "BPCD" refers to the Building 4 Premises Commencement Date.

ii. Operating Expenses. Tenant's Proportionate Share of the Project as to the Building 4 Premises shall be 2.8345% throughout the New Term (based on 19,552 RSF).

3. Surrender of Building 3 Premises.

a. Surrender Premises. From and after the Building 4 Premises Commencement Date, Tenant's occupancy of the Building 3 Premises shall continue on the basis of a month-to-month tenancy terminable by Tenant by not less than sixty (60) days' written notice given to Landlord; provided, however, the Surrender Date for the Building 3 Premises shall not occur sooner than the Building 4 Premises Commencement Date, and shall not occur later than December 31, 2022. On or before the Surrender Date, Tenant shall vacate the Building 3 Premises and surrender the same to Landlord vacant and broom clean, with all trade fixtures, furniture, office equipment, and other equipment and personal property removed therefrom, with no obligation for restoration as otherwise required by the Lease, including without limitation Paragraph 9 of the Seventh Amendment. Tenant acknowledges that time is of the essence with respect to Tenant's obligation to surrender the Surrender Premises to Landlord in the condition required herein. Tenant's failure to timely so surrender the Building 3 Premises shall constitute a breach of and a default under the Lease (after applicable notice and cure periods), and a holdover of the Building 3 Premises without Landlord's consent for purposes of Paragraph 25 of the Lease, as amended by Paragraph 11 of the Seventh Amendment.

b. Release. The date on which Tenant shall surrender the Building 3 Premises to Landlord in the condition required by this Paragraph 3 is referred to herein as the "Surrender Date." Effective as of the Surrender Date, the Building 3 Premises shall be deemed deleted from the Lease and Tenant shall be released from its obligations thereafter arising under the Lease with respect to the Building 3 Premises. Notwithstanding the foregoing, however, Tenant shall remain liable for its obligations with regard to the Building 3 Premises that arise prior to the Surrender Date, and Tenant's indemnification obligations under the Lease shall survive the deletion of the Building 3 Premises from the Lease with regard to any events which occur prior to the Surrender Date.

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4 PDX\137046\258086\BSC\31948025.5 4. Building 4 Alterations. Landlord shall have no obligation to make or pay for any improvements or renovations in or to any portion of the Building 4 Premises as a result of Tenant’s lease thereof for the balance of the New Term and Tenant accepts the Premises in its as-is condition. The parties acknowledge that Tenant intends to make certain alterations and improvements to the Building 4 Premises following the date hereof (the “Building 4 Alterations”). The construction of the Building 4 Alterations by Tenant shall be performed in accordance with Paragraph 12 of the Lease (as amended) and the provisions of this Paragraph 4, and shall be performed at Tenant’s sole cost and expense. The general contractor selected by Tenant to construct the Building 4 Alterations, and reasonably approved by Landlord, is referred to hereinafter as “Tenant's Contractor.” The subcontractors performing work on the Building 4 Alterations shall also be subject to Landlord's reasonable approval. The Building 4 Alterations shall be performed diligently and in a first-class workmanlike manner and in accordance with plans and specifications reasonably approved by Landlord, and shall comply with all legal requirements and Landlord's construction standards, procedures, conditions and requirements for the Building (including, without limitation, Landlord's requirements relating to insurance). Landlord acknowledges Tenant’s anticipated Building 4 Alterations as reflected in Exhibit B attached hereto and incorporated herein, and Landlord reserves the right to review and approve Tenant’s proposed permit set of construction drawings related to the same, which approval shall not be unreasonably withheld, conditioned or delayed. 5. Expansion Option; Amendment Termination Option. For the avoidance of doubt, the Expansion Option and Amendment Termination Option set forth in Paragraph 4 of the Seventh Amendment have expired by their terms, are deleted in their entirety, and are null, void and of no further force or effect. 6. Renewal Options. The Renewal Options set forth in Paragraph 5 of the Seventh Amendment shall apply to the Building 4 Premises. 7. Exterior Building Signage for Buildings 3 and 8. The exterior signage rights set forth in Paragraph 7 of the Seventh Amendment shall continue to apply from and after the Building 4 Premises Commencement Date, except that (i) all references in such Paragraph 7 to “Building 3” shall be deemed references to “Building 4” and Tenant may install an exterior sign on Building 4 in accordance with the terms of such Paragraph 7, and (ii) upon the Surrender Date, Tenant shall remove the exterior sign located on Building 3 in the manner required by Paragraph 7 of the Seventh Amendment as though the Surrender Date were the expiration date or sooner termination of the Lease, it being understood that Tenant may maintain its exterior sign on Building 3 until the Surrender Date, notwithstanding that the Building 4 Commencement Date may occur on or prior to the Surrender Date. 8. Parking. Effective as of the (i) Building 4 Premises Commencement Date, the parking rights set forth in Paragraph 8 of the Seventh Amendment shall apply to the Building 4 Premises at Building 4, and (ii) Surrender Date, Tenant shall have no further parking rights at Building 3. 9. Real Estate Brokers. Tenant represents and warrants that it has not authorized or employed, or acted by implication to authorize or to employ, any real estate broker or salesman to act for Tenant in connection with this Amendment. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims by any real estate broker or salesman for a commission, finder's fee or other compensation as a result of the inaccuracy of Tenant's foregoing representation.

5 PDX\137046\258086\BSC\31948025.5 10. Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant and each person executing this Amendment on behalf of Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state of Oregon, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Amendment and to perform all Tenant's obligations under the Lease, as amended by this Amendment, and (d) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so. 11. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to extend the lease or to amend the Lease, or a reservation of or option to extend the lease or to amend the Lease, and is not effective as a lease amendment or otherwise until execution and delivery by both Landlord and Tenant. 12. Lease in Full Force and Effect. Except as provided above, the Lease is unmodified hereby and remains in full force and effect. 13. Counterparts; Electronic Copies. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of this Amendment by the parties hereto may be evidenced by the transmission of electronic copies (including copies executed by .PDF or DocuSign), which shall have the same effect as an original. 14. Cancellation of Guaranty. FORMFACTOR BEAVERTON, INC. (“FFBI”), has terminated its operations and dissolved the corporate entity. FFBI hereby assigns and transfers to FORMFACTOR, INC. (“FFI”) all of FFBI’s right, title and interest in and to this Lease and the Premises, and FFI assumes and agrees to be bound by the Lease, as amended hereby. The Guaranty of Lease dated as of June 5, 2018 (the "Guaranty") executed by FFI in connection with the Lease, is hereby cancelled, extinguished, and of no further force and effect; provided, however, the foregoing shall not extinguish FFI’s liability for any obligations of FFBI under the Lease which remain unperformed and which accrued from and after June 5, 2018, and prior to the date of this Amendment, which obligations shall become obligations of FFI, as Tenant, under the Lease. (continued on next page)

IN WITNESS WHEREOF, the parties have executed this document as of the date and year first above written.

G&I X NIMBUS CORPORATE CENTER LLC, a Delaware limited liability company

By: G&I INVESTMENT NIMBUS SERIES LLC,
a Delaware Series limited liability company, its Managing Member

By: David Gray (Jan 14, 2022 11:32 EST)
Name: David Gray
Title: Vice President

FORMFACTOR, INC.,
a Delaware corporation

By: ______________________
Name: Matthew Losey
Title: SVP and GM

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7 PDX\137046\258086\BSC\31948025.5 EXHIBIT A Building 4 Premises

8 PDX\137046\258086\BSC\31948025.5 EXHIBIT B Building 4 Alterations